As filed with the Securities and Exchange Commission on June 6, 2006
Registration No. ______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LOOPNET, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0463987

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
185 Berry Street, Suite 4000
San Francisco, CA 94107
(Address of Principal Executive Offices)

2001 Stock Option Plan
2006 Equity Incentive Plan
(Full title of the plans)

Richard J. Boyle, Jr.
President, Chief Executive Officer, and Chairman of the Board of Directors
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
(Name and address of agent for service)
(415) 243-4200
(Telephone number, including area code, of agent for service)

Copy to:
Karen Dempsey, Esq.
Heller Ehrman LLP
333 Bush Street
San Francisco, CA 94104
(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered(1)	per share	price	fee
Common Stock, par value $0.001, to be issued pursuant to outstanding options under the 2001 Stock Option Plan	3,159,232 Shares	$1.44 (2)	$4,555,984.70	$487.49
Common Stock, par value $0.001, reserved for future issuance under the 2006 Equity Incentive Plan	7,000,000 Shares	$13.00 (3)	$91,000,000.00	$9,737.00
TOTAL:	10,159,232 Shares		$95,555,984.70	$10,224.49

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the weighted average exercise price of $1.44 per share of the 3,159,232 shares subject to outstanding options to purchase common stock under the 2001 Stock Option Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the maximum estimated price to public of $13.00 per share set forth on the cover page of the Registrant’s preliminary prospectus in connection with the Registrant’s initial public offering.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by LoopNet, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-132138), filed under the Securities Act, including any amendment or prospectus filed pursuant to Rule 424(b).
     (b) The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities.
             Not applicable.
Item 5. Interests of Named Experts and Counsel.
             Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with each of its officers and directors.
Item 7. Exemption from Registration Claimed.
             Not applicable.
Item 8. Exhibits.

Exhibit
Number
5.1	Opinion of Heller Ehrman LLP
10.1*	LoopNet, Inc. 2001 Stock Option Plan
10.2*	Form of Option Agreement under LoopNet, Inc. 2001 Stock Option Plan
10.3*	LoopNet, Inc. 2006 Equity Incentive Plan
10.4*	Form of Option Agreement under LoopNet, Inc. 2006 Equity Incentive Plan
23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Powers of Attorney (see page 5)

*	Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Registration Statement on Form S-1, as amended (No. 333-132138)

Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 6, 2006.

LoopNet, Inc.
By:	/s/ Richard J. Boyle, Jr.
Richard J. Boyle, Jr.
President, Chief Executive Officer, and Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Boyle, Jr. and Brent Stumme, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Boyle, Jr. Richard J. Boyle, Jr.	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	June 6, 2006

/s/ Brent Stumme Brent Stumme	Chief Financial Officer and Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)	June 6, 2006

/s/ Jeffrey D. Brody Jeffrey D. Brody	Director	June 6, 2006

/s/ Noel J. Fenton Noel J. Fenton	Director	June 6, 2006

/s/ William A. Millichap William A. Millichap	Director	June 6, 2006

/s/ Thomas E. Unterman Thomas E. Unterman	Director	June 6, 2006

INDEX TO EXHIBITS

Exhibit
Number
5.1	Opinion of Heller Ehrman LLP
10.1*	LoopNet, Inc. 2001 Stock Option Plan
10.2*	Form of Option Agreement under LoopNet, Inc. 2001 Stock Option Plan
10.3*	LoopNet, Inc. 2006 Equity Incentive Plan
10.4*	Form of Option Agreement under LoopNet, Inc. 2006 Equity Incentive Plan
23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Powers of Attorney (see page 5)

*	Incorporated by reference to the exhibit of the corresponding number filed with the Registrant’s Registration Statement on Form S-1, as amended (No. 333-132138)